Exhibit 99.1

Trilogy Metals Files Final Base Shelf Prospectus in Canada and Registration Statement in the United States

VANCOUVER, Oct. 31, 2019 /CNW/ - Trilogy Metals Inc. (TSX, NYSE American: TMQ) ("Trilogy Metals" or "the Company") has replaced its existing base shelf prospectus which expires in December. The Company has filed a final short form base shelf prospectus with the securities commissions in each of the provinces of Canada, other than Québec, and a corresponding registration statement on Form S-3 with the United States Securities and Exchange Commission ("SEC") allowing for the future issuance, from time to time, of up to US$100,000,000 in common shares, warrants to purchase common shares, share purchase contracts of the Company, subscription receipts, units or a combination of those securities. Any amounts, prices and terms will be determined based on market conditions at the time of an offering and will be set out in an accompanying prospectus supplement.  The Canadian final base shelf prospectus will be valid for a 25-month period. Once declared effective, the registration statement will be valid for three years.

Although the Company has no immediate plans to do a financing, the intention of the base shelf prospectus and shelf registration statement is to allow the Company to more quickly access capital when the capital is needed and as market opportunities permit.

The registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration and qualification under the securities law of such jurisdiction.

Any offering of the securities covered by the base shelf prospectus and shelf registration statement will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering. Copies of the base shelf prospectus and shelf registration statement are available, and copies of any prospectus supplement relating to a particular offering will be available, under the Company's profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov, respectively. Copies may also be obtained, when available, by contacting the Corporate Secretary of the Company at Suite 1150, 609 Granville Street, Vancouver, British Columbia V7Y 1G5, Telephone +1 604 638 8088.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/October2019/31/c5440.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President & Chief Financial Officer; Patrick Donnelly, Vice President Corporate Communications & Development, info@trilogymetals.com, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 20:10e 31-OCT-19